Exhibit 10.42

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS OF BIOSPHERE MEDICAL, INC.

As of March 29, 2005, the following sets forth the compensation program for non-employee directors of BioSphere Medical, Inc. (“BioSphere”):

•                                          Upon his or her initial election to the board, each director is eligible to receive an option to purchase 10,000 shares of BioSphere common stock, $.01 par value per share (the “Common Stock”) pursuant to BioSphere’s 1997 Stock Incentive Plan, as amended (the “Plan”), such shares to be priced at the fair market value of the Common Stock on the date of grant and vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant;

•                                          Upon his or her re-election to the board, each director is eligible to receive (i) an option to purchase 5,000 shares of Common Stock pursuant to the Plan, such shares to be priced at the fair market value of the Common Stock on the date of grant and vest in full immediately, and (ii) a grant of 2,500 shares of restricted Common Stock pursuant to the Plan, such shares to be priced at $.01 per share and shall be subject to repurchase by BioSphere at a price equal to the purchase price, which right of repurchase shall lapse in full on the second anniversary of the date of grant;

•                                          Each director is eligible to receive a retainer of $3,000 per calendar quarter and is also eligible to receive $1,500 per board meeting attended;

•                                          Members of BioSphere’s audit committee, compensation committee and nominating and corporate governance committee are each eligible to receive an additional $1,000 per committee meeting attended, and the chairperson of each of these committees is eligible to receive an additional $500 per committee meeting; and

•                                          The options granted pursuant to the foregoing arrangement are not transferable by the director except by will or by the laws of descent and distribution and are exercisable during the lifetime of the director only while he or she is serving as a director of BioSphere or within 90 days after he or she ceases to serve as a director. No option is exercisable more than ten years from the date of grant. If a director dies or becomes disabled while he or she is serving as a director, the option is exercisable for a one-year period thereafter.